Exhibit 10.2

RESTRICTED STOCK GRANT NOTICE
UNDER THE
SeaWorld Entertainment, Inc.
2017 OMNIBUS INCENTIVE PLAN
(Employees – Time-Based Shares)

SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), pursuant to its 2017 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the number of shares of Restricted Stock set forth below.  The shares of Restricted Stock are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Participant Name]
Date of Grant:	[Date of Grant]
Number of Shares of Restricted Stock:	[No. of Shares of Restricted Stock Granted]
Vesting Schedule:

[Provided the Participant has not undergone a Termination at the time of each applicable vesting date (or event), 50% of the Restricted Stock will vest on each of the first two anniversaries of the Date of Grant.][1] [Provided the Participant has not undergone a Termination, 100% of the Restricted Stock will vest on [Date], 2018 (the “Vesting Date”).][2] [Provided the Participant has not undergone a Termination at the time of each applicable vesting date (or event), one-third (1/3) of the Restricted Stock will vest on each of the first three anniversaries of the Date of Grant.][3]

***

[1]	Vests over 2 years with 50% after year 1 and 50% after year 2.
[2]	Vests 100% on [Date], 2018.
[3]	Vests over 3 years with one-third (1/3) vesting on each of the first three anniversaries of the date of grant.

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK GRANT NOTICE, THE RESTRICTED STOCK AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF SHARES OF RESTRICTED STOCK HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK GRANT NOTICE, THE RESTRICTED STOCK AGREEMENT AND THE PLAN.

SeaWorld Entertainment, Inc.Participant4

________________________________________________________________
By:[Participant Name]
Title:

[4]

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

RESTRICTED STOCK AGREEMENT
UNDER THE
SeaWorld Entertainment, Inc.
2017 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Agreement (this “Restricted Stock Agreement”) and the SeaWorld Entertainment, Inc. 2017 Omnibus Incentive Plan (the “Plan”), SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), and the Participant agree as follows.  Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Shares of Restricted Stock.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of shares of Restricted Stock provided in the Grant Notice.  The Company may make one or more additional grants of shares of Restricted Stock to the Participant under this Restricted Stock Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Restricted Stock Agreement to the extent provided therein.  The Company reserves all rights with respect to the granting of additional shares of Restricted Stock hereunder and makes no implied promise to grant additional shares of Restricted Stock.

2. Vesting.  Subject to the conditions contained herein and in the Plan, the shares of Restricted Stock shall vest and the restrictions on such shares of Restricted Stock shall lapse as provided in the Grant Notice.  With respect to any share of Restricted Stock, the period of time that such share of Restricted Stock remains subject to vesting shall be its Restricted Period.

3. Issuance of Shares of Restricted Stock.  The provisions of Section 9(d)(i) of the Plan are incorporated herein by reference and made a part hereof.

4. Treatment of Shares of Restricted Stock Upon Termination.

(a) The provisions of Section 9(b) of the Plan are incorporated herein by reference and made a part hereof.  In the event of (A) the Participant’s Termination by the Company other than for Cause, or (B) the Participant’s Termination due to death or Disability, in each case within 12 months following a Change in Control, the outstanding shares of Restricted Stock shall become fully vested and the restrictions thereon shall immediately lapse as of the date of such Termination.  In addition to (and not in lieu of) the foregoing, in the event of the Participant’s Termination due to death or Disability prior to [the second anniversary of the Date of Grant and other than within 12 months following a Change in Control, a pro-rata portion (rounded up to the nearest whole number) of the next (50%) tranche of the shares of Restricted Stock that was scheduled to vest on the next vesting date immediately following Participant’s Termination due to death or Disability shall vest (and the restrictions thereon shall immediately lapse) as of the date of such Termination based on a fraction (x) the numerator of which is equal to the number of completed months that have elapsed in the one-year period ending on such next vesting date through and including the date of such Termination and (y) the denominator of which is equal to 12.] 5  [the Vesting Date and other than within 12 months following a Change in Control, a pro-rata portion (rounded up to the nearest whole number) of the shares of Restricted Stock shall vest (and the restrictions thereon shall immediately lapse) as of the date of such Termination based on a fraction (x) the numerator of which is equal to the number of completed months that have elapsed during the one-year period beginning on [Date], 2017 and ending on the Vesting Date and (y) the denominator of which is equal to 12.] 6 [the third anniversary of the Date of Grant and other than within 12 months following a Change in Control, a pro-rata portion (rounded up to the nearest whole number) of the next one-third (1/3) tranche of the shares of Restricted Stock that was scheduled to vest on the next vesting date immediately following Participant’s Termination due to death or Disability shall vest (and the restrictions thereon shall immediately lapse) as of the date of such Termination based on a fraction (x) the numerator of which is equal to the number of completed months that have elapsed in the one-year period ending on such next vesting date through and including the date of such Termination and (y) the denominator of which is equal to 12.]7

(b) If the Participant undergoes a Termination other than under circumstances described in Section 4(a), then all unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

[5]	Vests over 2 years with 50% after year 1 and 50% after year 2.
[6]	Vests 100% on [Date], 2018.
[7]	Vests over 3 years with one-third (1/3) vesting on each of the first three anniversaries of the date of grant.

5. Company; Participant.

(a) The term “Company” as used in this Restricted Stock Agreement with reference to employment shall include the Company and its Subsidiaries.

(b) Whenever the word “Participant” is used in any provision of this Restricted Stock Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the shares of Restricted Stock may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

6. Non-Transferability. The shares of Restricted Stock are not transferable by the Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) except to Permitted Transferees in accordance with Section 15(b) of the Plan.  Except as otherwise provided herein, no assignment or transfer of the shares of Restricted Stock, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the shares of Restricted Stock shall terminate and become of no further effect.

7. Rights as Stockholder; Legend. The provisions of Sections 9(b) and 9(e) of the Plan are incorporated herein by reference and made a part hereof; provided, that no cash or in-kind dividends shall be payable with respect to any shares of Restricted Stock with respect to which the applicable restrictions have not lapsed, and any such dividends shall be withheld by the Company and delivered (without interest) to the Participant within fifteen (15) days only when, and if, such shares of Restricted Stock shall become vested pursuant to Section 2.

8. Tax Withholding. The provisions of Section 15(d) of the Plan are incorporated herein by reference and made a part hereof.

9. Notice.  Every notice or other communication relating to this Restricted Stock Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Corporate Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records.  Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

10. No Right to Continued Service.  This Restricted Stock Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Service Recipient or any other member of the Company Group.

11. Binding Effect.  This Restricted Stock Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

12. Waiver and Amendments.  Except as otherwise set forth in Section 14 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

13. Clawback/Repayment.  This Restricted Stock Agreement shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law.  In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Restricted Stock Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company.

14. Restrictive Covenants; Detrimental Activity.

(a) Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an equity (and/or equity-based Award) holder in the Company, to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”).  Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 of Appendix A (or a material breach or material threatened breach of any of the provisions of Section 2 of Appendix A of this Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  Notwithstanding the foregoing and Appendix A, the provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) of Appendix A shall not apply to the Participant if Participant’s principal place of employment is located in the State of California.  The shares of Restricted Stock granted hereunder shall be subject to Participant’s continued compliance with such restrictions.  For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

(b) Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, as determined by the Committee (including, without limitation, a breach of any of the covenants contained in Appendix A to this Agreement), then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (i) cancel any or all of the outstanding shares of Restricted Stock, or (ii) require that the Participant forfeit any gain realized on the vesting of the Restricted Stock, and repay such gain to the Company.

15. Right to Offset.  The provisions of Section 15(x) of the Plan are incorporated herein by reference and made a part hereof.

16. Governing Law. This Restricted Stock Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Notwithstanding anything contained in this Restricted Stock Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.  THE PARTICIPANT IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

17. Plan. The terms and provisions of the Plan are incorporated herein by reference.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Agreement, the Plan shall govern and control.

Appendix A

Restrictive Covenants

1.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a)Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)During Participant’s employment with the Company or its Subsidiaries (the “Employment Term”) and for a period of one year following the date Participant ceases to be employed by the Company or its Subsidiaries (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Participant’s termination of employment.

(ii)During the Restricted Period, Participant will not directly or indirectly:

(A)engage in the Business in any geographical area that is within 100 miles of any geographical area where the Restricted Group engages in the Business, including the greater metropolitan areas of Orlando, Florida, Tampa, Florida, San Diego, California, San Antonio, Texas, Williamsburg, Virginia and Philadelphia/Langhorne, Pennsylvania;

(B)enter the employ of, or render any services to, a Core Competitor, except where such employment or services do not relate in any manner to the Business;

(C)acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii)Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv)During the Employment Term and for a period of two years from the date Participant ceases to be an employed by the Company or its Subsidiaries, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B)hire any executive-level employee who was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Participant’s employment with the Company; or

(C)encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(v)For purposes of this Appendix A:

(A)“Restricted Group” shall mean, collectively, the Company and its Subsidiaries and, to the extent engaged in the Business, their respective Affiliates.

(B)“Business” shall mean the entertainment and theme park business.

(C)“Core Competitor” shall mean Walt Disney Parks and Resorts, Universal Studios, Six Flags, Inc., Cedar Fair Entertainment Company, Merlin Entertainments Group Ltd. or Herschend Family Entertainment, and each of their respective Affiliates.

(b)Non-Disparagement. Participant will not at any time (whether during or after Participant’s Employment Term) make public statements or public comments intended to be (or having the effect of being) of defamatory or disparaging nature regarding (including any statements or comments likely to be harmful to the business, business reputation or personal reputation of) the Company or any of its Subsidiaries or Affiliates or any of their respective businesses, shareholders, members, partners, employees, agents, officers, directors or contractors (it being understood that comments made in Participant’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this paragraph); provided that the Participant shall be permitted to make truthful disclosures that are required by applicable law, regulations or order of a court or government agency.

(c)It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)The period of time during which the provisions of Section 1(a) shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e)The provisions of Section 1 hereof shall survive the termination of Participant’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

(f)The provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) hereof shall not apply if Participant’s principal place of employment is in the state of California.

2.	Confidentiality; Intellectual Property.

(a)Confidentiality.

(i)Participant will not at any time (whether during or after Participant’s Employment Term) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Agreement, the term “family” refers to Participant, Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A.  This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement) to the extent so disclosed.

(iv)Upon termination of Participant’s employment with the Company for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b)Intellectual Property.

(i)If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv)Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.  Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

(v)The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).